Exhibit10.1

DEED OF AMENDMENT

Dated: 1 April 2021

Between:

(1)	Citibank Europe plc (the “Bank”);

(2)	AXIS Specialty Limited (“ASL”);

(3)	AXIS Re SE (formerly, AXIS Re Limited) (“AXIS Re”);

(4)	AXIS Specialty Europe SE (formerly, AXIS Specialty Europe Limited) (“ASE”);

(5)	AXIS Insurance Company;

(6)	AXIS Surplus Insurance Company; and

(7)	AXIS Reinsurance Company,

(each a “Party” and together the “Parties”, and Parties (2), (3), (4), (5), (6) and (7) each a “Company” and together the “Companies”).

Re: Committed Letter of Credit Facility letter dated 18 December 2015 and entered into among the Bank and the Companies, as amended on 24 December 2019 (the “Committed Facility Number 1 Letter”)

1.	Background

1.1.	The Parties have entered into the Committed Facility Number 1 Letter in connection with the Insurance Letters of Credit – Master Agreement (Form 3/CEP) dated 14 May 2010.

1.2.	The Parties hereby agree to certain further amendments to the Committed Facility Number 1 Letter as detailed in this Deed on and from the Effective Date (as defined below).

1.3.	The terms and expressions defined in the Committed Facility Number 1 Letter shall have the same meanings when used in this Deed unless otherwise indicated.

2.	Effective Date

The amendments set out in this Deed shall take effect on and from 31 March 2021 (“Effective Date”).

3.	Amendments

3.1.	With effect on and from the Effective Date, the Committed Facility Number 1 Letter shall be amended as follows:

(a)	clause 3 (Facility Documents) shall be deleted and replaced with the follows:

“The Companies (as indicated below) have entered into or shall enter into the following documents in relation to the Facility:

(a)	Insurance Letters of Credit – Master Agreement (Form 3/CEP) dated 14 May 2010 entered into between the Bank and the Companies (the “Master Agreement”);

(b)	Amended and Restated Pledge Agreement dated on or about the date of the Deed of Amendment Date and entered into between ASL and the Bank, which amends and restates the Pledge Agreement between ASL and the Bank dated 14 May 2010 (the “ASL Pledge Agreement”);

(c)	Collateral Account Control Agreement dated 19 May 2015 entered into between ASL, The Bank of New York Mellon (the “Securities Intermediary”) and the Bank;

(d)	Pledge Agreement dated on or about the Deed of Amendment Date entered into between AXIS Re and the Bank (the “AXIS Re Pledge Agreement”);

(e)	Collateral Account Control Agreement dated on or about the Deed of Amendment Date entered into among AXIS Re, the Bank and the Securities Intermediary;

(f)	Pledge Agreement dated on or about the Deed of Amendment Date entered into between ASE and the Bank (the “ASE Pledge Agreement”);

(g)	Collateral Account Control Agreement dated on or about the Deed of Amendment Date entered into among ASE, the Bank and the Securities Intermediary; and

(h)	Facility Fee Letter dated 18 December 2015 entered into among the Bank and the Companies,

in each case, as amended or as may be amended, varied, supplemented, novated or assigned from time to time (each a “Facility Document”, and the ASL Pledge Agreement, the AXIS RE Pledge Agreement and the ASE Pledge Agreement each a “Pledge Agreement”). In the event of any inconsistency between the terms of this Letter and the terms of any Facility Document, the terms of this Letter shall prevail.”;

(b)	clause 5.2(d) shall be deleted and replaced with the following:

“(d)	where the Company is a Company other than AXIS Re or ASE, there is a failure to deposit in a securities account with the Securities Intermediary a deposit in an amount required under the terms of the ASL Pledge Agreement;

(e)	where the Company is AXIS Re, there is a failure to deposit in a securities account with the Securities Intermediary a deposit in an amount required under the terms of the AXIS Re Pledge Agreement or the ASL Pledge Agreement; and/or

(f)	where the Company is ASE, there is a failure to deposit in a securities account with the Securities Intermediary a deposit in an amount required under the terms of the ASE Pledge Agreement or the ASL Pledge Agreement.”;

(c)	a new clause 5.6 shall be inserted after clause 5.5 as follows:

“Where the Company that requested the Credit under the Facility is either AXIS Re or ASE, it is agreed that the undertaking given clause 1.1(ii) of the Master Agreement shall also be given by that Company in respect of such Credit, and each reference in such clause 1.1(ii) to the Pledge Agreement shall be deemed to refer to the Pledge Agreements as defined in this Letter.”;

(d)	in clauses 6.2 and 6.3, each reference to “LIBOR” shall be replaced with “SOFR”;

(e)	in clause 8(c), the words “the Pledge Agreement” shall be deleted and replaced with “the Pledge Agreements”;

(f)	in clause 13.1, the definitions of “Facility Document/Documents” and “Pledge Agreement” shall be replaced with the following new definitions:

“Facility Document means each document specified as a Facility Document in clause 3 (Facility Documents), this Letter, any other document pursuant to which a security interest, guarantee or other form of credit support is created or exists in favour of the Bank in respect of the obligations of the Companies under this Letter and any other document mutually designated as a Facility Document by the Bank and the Companies.”

“Pledge Agreement means each document specified as a Pledge Agreement in clause 3 (Facility Documents).”;

(g)	in clause 13.1, the definition of “LIBOR” shall be deleted and each of the following new definitions shall be inserted in the appropriate place in alphabetical order:

"Affiliate means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.”

“Code means the US Internal Revenue Code of 1986.”

“Correspondent means, in relation to a Credit, a third party correspondent which has issued or, as the context requires, it is proposed will issue that Credit at the request of the Bank.”

“Deed of Amendment Date means the date of the deed of amendment entered into between the Bank and the Companies in respect of this Letter on or around 31 March 2021.”

“FATCA means (a) sections 1471 to 1474 of the Code or any associated regulations or other official guidance (b) any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above or (c) any agreement pursuant to the implementation of paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.”

“FATCA Deduction means a deduction or withholding from a payment under a Facility Document required by FATCA.”

“Finance Party means the Bank and any Correspondent which issues a Payment Instrument.”

"Holding Company means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.”

“Increased Cost means:

(a)       a reduction in the rate of return from the Facility or on the overall capital of the Bank or any of its Affiliates;

(b)       an additional or increased cost; or

(c)       a reduction of any amount due and payable under the Facility, which is incurred or suffered by the Bank or any of its Affiliates to the extent that it is attributable to the Bank funding or performing its obligations under the Facility.”

“SOFR means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.”

"Subsidiary means a subsidiary within the meaning of section 1159 of the Companies Act 2006, and for this purpose if any shares are held by way of security, the person providing that security shall be treated as the member of the relevant company unless and until that security is realised, notwithstanding that the beneficiary of that security (or a nominee of that beneficiary) may be registered as a member of the relevant company.”

“Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).”

“Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Facility Document.”;

"Irish Qualifying Lender" means a Finance Party which is beneficially entitled to interest payable in respect of an advance under a Facility Document and is:

i.	a bank, within the meaning of section 246(1) TCA which is carrying on a bona fide banking business in Ireland for the purposes of section 246(3)(a) TCA; or

ii.	a body corporate:

(A)	which is resident for the purposes of tax in a Relevant Territory (residence for these purposes is to be determined in accordance with the laws of the Relevant Territory of which the Finance Party claims to be resident) where that Relevant Territory imposes a tax that generally applies to interest receivable in that Relevant Territory by bodies corporate from sources outside that Relevant Territory; or

(B)	where interest payable under a Facility Document:

(aa)	is exempted from the charge to income tax under a Treaty in force between Ireland and the country in which the Finance Party is resident for tax purposes; or

(bb)	would be exempted from the charge to income tax under a Treaty signed between Ireland and the country in which the Finance Party is resident for tax purposes if such Treaty had the force of law by virtue of section 826(1) TCA;

except where interest is paid under a Facility Document to the body corporate in connection with a trade or business which is carried on by it in Ireland through a branch or agency; or

iii.	a company that is incorporated in the US and taxed in the US on its worldwide income except where interest is paid under a Facility Document to the US company in connection with a trade or business which is carried on by it in Ireland through a branch or agency; or

iv.	a US limited liability company (“LLC”), where the ultimate recipients of the interest payable under a Facility Document are Irish Qualifying Lenders within paragraphs (ii) or (iii) of this definition and the business conducted through the LLC is so structured for market reasons and not for tax avoidance purposes except where interest is paid under a Facility Document to the LLC in connection with a trade or business which is carried on by it or them in Ireland through a branch or agency; or

v.	a qualifying company within the meaning of section 110 TCA; or

vi.	an exempt approved scheme within the meaning of section 774 TCA; or

vii.	an investment undertaking within the meaning of section 739B TCA; or

viii.	a body corporate:

(a)	which advances money in the ordinary course of a trade which includes the lending of money; and

(b)	where interest on an advance under a Facility Document is taken into account in computing the trading income of such body corporate; and

(c)	which has made the appropriate notifications under section 246(5)(a) TCA to the Irish Revenue Commissioners and the relevant Company; or

ix.	an Irish Treaty Lender

"Relevant Territory" means:

(i)	a member state of the European Union (other than Ireland); or

(ii)	not being such a member state, a country with which Ireland has a Treaty in force by virtue of section 826(1) TCA; or

(iii)	not being a territory referred to in (i) or (ii) above, a country with which Ireland has signed such a Treaty which will come into force once the procedures set out in section 826(1) TCA have been completed.

"TCA" means the Taxes Consolidation Act of Ireland, 1997;

"Irish Treaty Lender" means a Finance Party which:

(i)	does not fall within parts (ii), (iii) or (iv) of the Irish Qualifying Lender definition and is treated as a resident of an Irish Treaty State for the purposes of the Treaty; and

(ii)	does not carry on a business in Ireland through a permanent establishment with which that Finance Party's participation in a Facility Document is effectively connected; and

(iii)	is, subject to the completion of procedural formalities, entitled to a full exemption from Irish tax on interest payable to that Finance Party in respect of an advance under a Finance Document.

"Irish Treaty State" means a jurisdiction having a double taxation agreement (a "Treaty") with Ireland which makes provision for full exemption from tax imposed by Ireland on interest; and

(h)	the following new clauses 16 and 17 shall be inserted after clause 15 (being the clause titled “15. Data Protection” inserted by the amendment dated 24 December 2019):

“16	Recognition of bail-in

16.1	Notwithstanding any other terms of this Letter, any other Facility Document or any other agreement, arrangement or understanding between the parties, each counterparty (including the Companies) to a BRRD Party acknowledges and accepts that any liability of a BRRD Party to it under or in connection with this Letter and any other Facility Document may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of: (i) any Bail-In Action in relation to any such liability, including (without limitation) (A) a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability, (B) a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it and (C) a cancellation of any such liability; and (ii) a variation of any terms of this Letter or any other Facility Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

16.2	For the purposes of this clause 16 (Recognition of Bail-In): (i) "Bail-In Action" means the exercise of any Write-down and Conversion Powers; (ii) "Bail-In Legislation" means, in relation to Ireland, the European Union (Bank Recovery and Resolution) Regulations 2015 (S.I. No. 289/2015); (iii) "BRRD" means Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms; (iv) "BRRD Party" means an institution or entity referred to in point (b), (c) or (d) of Article 1(1) BRRD, including Citibank Europe plc; (v) "EEA Member Country" means any member state of the European Union, Iceland, Liechtenstein and Norway; (vi) "Resolution Authority" means anybody which has authority to exercise any Write-down and Conversion Powers; and (vii) "Write-down and Conversion Powers" means, in relation to Ireland, any write-down, conversion, transfer, modification or suspension power existing from time to time under, and exercised in compliance with, any law or regulation in effect in Ireland, relating to the transposition of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms, including but not limited to the Bail-In Legislation and Regulation (EU) No 806/2014 and the instruments, rules and standards created thereunder, pursuant to which (A) any obligation of a bank or investment firm or affiliate of a bank or investment firm can be reduced, cancelled, modified or converted into shares, other securities or other obligations of such entity or any other person (or suspended for a temporary period) and (B) any right in a contract governing an obligation of a bank or investment firm or affiliate of a bank or investment firm may be deemed to have been exercised.

17	Tax: Increased Costs

17.1	Tax gross-up: (a) The Company shall make all necessary payments without any Tax Deduction, unless a Tax Deduction is required by law. (b) The Company shall promptly upon becoming aware it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Bank accordingly. (c) If a Tax Deduction is required by law to be made by the Company, the amount of the payment due from the Company shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required, subject to the Bank providing the Company with any documentation and/or information requested by the Company to determine applicable Tax Deduction. (d) If the Company is required to make a Tax Deduction, the Company shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law. (e) Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Company shall deliver to the Bank evidence reasonably satisfactory to the Bank that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

17.2	(a) A payment shall not be increased under Clause 17.1 by reason of a Tax Deduction on account of Tax imposed by Ireland if on the date on which the payment falls due:

(i)	the payment could have been made to the Bank without a Tax Deduction if the Bank had been an Irish Qualifying Lender, but on that date that Bank is not or has ceased to be an Irish Qualifying Lender other than as a result of any change after the date it became a Finance Party under a Facility Document in (or in the interpretation, administration, or application of) any law or Treaty, or any published practice or published concession of any relevant taxing authority; or

(ii)	the Bank is an Irish Treaty Lender and the relevant Company is able to demonstrate that the payment could have been made to the Bank without the Tax Deduction had the Bank complied with its obligations under paragraph (b) below.

(b)	An Irish Treaty Lender and the Company which makes a payment to which that Irish Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for the Company to obtain authorisation to make that payment without a Tax Deduction.

(c)	The Bank confirms that, on the Effective Date, it is an Irish Qualifying Lender.

17.3	Tax indemnity

(a)	The Company shall (within three Business Days of demand by the Bank) pay to the Bank an amount equal to any loss, liability or cost which the Bank determines will be or has been (directly or indirectly) suffered for or on account of Tax by the Bank in respect of any Facility Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on the Bank:

1)	under the law of the jurisdiction in which the Bank is incorporated or, if different, the jurisdiction (or jurisdictions) in which the Bank is treated as resident for tax purposes; or

2)	under the law of the jurisdiction in which the Bank's facility office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by the Bank; or

(ii)	to the extent a loss, liability or cost is compensated for by an increased payment under clause 17.1 (Tax gross-up); or

(iii)	would have been compensated for by an increased payment under clause 17.1 (Tax gross-Up) but was not so compensated solely because one of the exclusions in clause 17.2(a) applied; or
(iv)	relates to a FATCA Deduction required to be made by a Party.

17.4	Stamp taxes: The Company shall (within three Business Days of demand by the Bank) pay to the Bank an amount equal to any cost, loss or liability the Bank incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Facility Document.

17.5	VAT: All amounts expressed to be payable by the Company under any Facility Document shall be deemed to be exclusive of any value added tax, goods and services tax or similar tax, and if any such tax is or becomes chargeable on any supply made by to the Company under any Facility Document, the Company shall pay to the Bank (in addition to the consideration for such supply) an amount equal to the amount of such tax.

17.6	Increased costs: Subject to clause 17.7 (Exceptions) the Company shall, within three Business Days of a demand by the Bank, pay the Bank the amount of any Increased Costs incurred by the Bank or any of its Affiliates as a result of:

(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation; or

(b)	compliance with any law or regulation,

made after the date of this Agreement.

17.7	Exceptions: Clause 17.6 (Increased costs) does not apply to the extent any Increased Cost is (a) attributable to a Tax Deduction required by law to be made by the Company, (b) compensated for by clause 17.3 (Tax indemnity) (or would have been compensated for under clause 17.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in clause 17.3(b) (Tax indemnity) applied), or (c) attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

17.8	FATCA Deduction:

(a)	Each Finance Party may make any FATCA Deduction it is required by FATCA to make, and any payment required in connection with that FATCA Deduction, and no Finance Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction. A Finance Party which becomes aware that it must make a FATCA Deduction in respect of a payment to another party (or that there is any change in the rate or the basis of such FATCA Deduction) shall provide prompt notification to that party and the Bank.

(b)	The Company shall (within three Business Days of demand) pay to a Finance Party an amount equal to the loss, liability or cost which that Finance Party determines will be or has been (directly or indirectly) suffered by that Finance Party as a result of another Finance Party making a FATCA Deduction in respect of a payment due to it under a Facility Document. This paragraph (b) shall not apply to the extent a loss, liability or cost is compensated for by an increased payment under clause 17.2 or paragraph(a) above.

(c)	A Finance Party making, or intending to make, a claim under paragraph (b) above shall promptly notify the Company.”.

3.2.	The Parties agree that, with effect on and from the Effective Date, the courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with the Master Agreement and/or the Committed Facility Number 1 Letter. The Parties agree that the courts of England are the most appropriate and convenient courts to settle any such dispute and, accordingly, that they will not argue to the contrary. The provisions of this paragraph 3.2 shall, to the extent of any inconsistency, supersede the choice of jurisdiction provided for in clause 12 (Governing Law/Jurisdiction) of the Master Agreement and clause 14.1 (Governing Law) of the Committed Facility Number 1 Letter.

4.	Costs and expenses

Each Party to this Deed shall bear its own costs and expenses in relation to the amendments agreed pursuant to the terms of this Deed.

5.	Affirmation and acceptance

5.1.	With effect from the Effective Date, the terms and conditions of the Committed Facility Number 1 Letter shall be read and construed by reference to this Deed and all references to the Committed Facility Number 1 Letter shall be deemed to incorporate the relevant amendments contained within this Deed and all references in the Committed Facility Number 1 Letter to “this Letter” and like references shall with effect from the Effective Date be references to the Committed Facility Number 1 Letter as amended by this Deed.

5.2.	In the event of any conflict between the terms of this Deed and this Committed Facility Number 1 Letter, the terms of this Deed shall prevail.

5.3.	For the avoidance of doubt, except as amended by the terms of this Deed, all of the terms and conditions of the Committed Facility Number 1 Letter shall continue to apply and remain in full force and effect.

5.4.	The Companies shall, at the request of Bank, do all such acts necessary or desirable to give effect to the amendments effected or to be effected pursuant to the terms of this Deed.

6.	Continuation of the Facility Documents

The Parties agree that, on and after the Effective Date:

(a)	each Facility Document (as defined in the Committed Facility Number 1 Letter as amended by this Deed) to which it is a party shall continue in full force and effect; and

(b)	each Pledge Agreement (as defined in the Committed Facility Number 1 Letter as amended by this Deed) to which it is a party shall continue to secure all liabilities which are expressed to be secured by it, and any security pledged thereunder shall extend to the Committed Facility Number 1 Letter, as amended pursuant to this Deed.

7.	Facility Document

The Parties designate this Deed as a Facility Document.

8.	Counterparts and effect as a deed

This Deed may be executed in counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same agreement. This amendment shall take effect as a Deed notwithstanding it is signed under hand by Bank.

9.	Third party rights

No person shall have any right to enforce any provision of this Deed under the Contracts (Rights of Third Parties) Act 1999.

10.	Governing law

This Deed (and any non-contractual obligation, dispute, controversy, proceedings or claim of whatever nature arising out of it or in any way relating to this Deed or its formation) shall be governed by and construed in accordance with English law. The Parties irrevocably submit the jurisdiction of the English Courts in respect of any dispute which may arise from or in connection with this Deed.

This Deed has been executed and delivered by the Companies as a deed and it has been signed by the Bank under hand, and shall take effect on and from the date specified above.

[Signatures follow]

Signatories to the Deed of Amendment

Executed and delivered as a deed by AXIS Specialty	Signed:	/s/ Peter J. Vogt
Limited	Name:	Peter J. Vogt
Acting by a director	Title	Director

In the presence of
	Signature of Witness:	/s/ Nancy Vogt
	Name of Witness:	Nancy Vogt
	Address:	[Address]

Executed and delivered as a deed by AXIS Re SE (formerly	Signed:	/s/ Tim Hennessy
AXIS Re Limited)	Name:	Tim Hennessy
Acting by a director	Title	Director

In the presence of
	Signature of Witness:	/s/ Sheena Hennessy
	Name of Witness:	Sheena Hennessy
	Address:	[Address]

Executed and delivered as a deed by AXIS Specialty	Signed:	/s/ Tim Hennessy
Europe SE (formerly, AXIS Specialty Europe Limited)	Name:	Tim Hennessy
Acting by a director	Title	Director

In the presence of
	Signature of Witness:	/s/ Sheena Hennessy
	Name of Witness:	Sheena Hennessy
	Address:	[Address]

Executed and delivered as a deed by AXIS Insurance	Signed:	/s/ Andrew M. Weissert
Company	Name:	Andrew M. Weissert
Acting by a director	Title	Director

In the presence of
	Signature of Witness:	/s/ Brenda Reese
	Name of Witness:	Brenda Reese
	Address:	[Address]

Executed and delivered as a deed by AXIS Surplus	Signed:	/s/ Andrew M. Weissert
Insurance Company	Name:	Andrew M. Weissert
Acting by a director	Title	Director

In the presence of
	Signature of Witness:	/s/ Brenda Reese
	Name of Witness:	Brenda Reese
	Address:	[Address]

Executed and delivered as a deed by AXIS Reinsurance	Signed:	/s/ Andrew M. Weissert
Company	Name:	Andrew M. Weissert
Acting by a director	Title	Director

In the presence of
	Signature of Witness:	/s/ Brenda Reese
	Name of Witness:	Brenda Reese
	Address:	[Address]

WE HEREBY CONFIRM OUR ACCEPTANCE ON BEHALF OF BANK:

For and on behalf of
Citibank Europe Plc

By:	/s/ Niall Tuckey
Name:	Niall Tuckey
Title:	Director